Exhibit 99.1

WisdomTree Names Gregory Barton Chief Operating Officer

New York, NY – (GlobeNewswire) – October 8, 2012 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) sponsor and asset manager, today announced the appointment of Gregory Barton as Chief Operating Officer. Prior to WisdomTree, Mr. Barton served as Executive Vice President of Business and Legal Affairs, General Counsel and Secretary of TheStreet, Inc.

“Greg’s knowledge of the fund industry and combination of legal, operational and financial experience will make him a strong addition to WisdomTree’s management team,” said Jonathan Steinberg, WisdomTree CEO and President.

Mr. Barton brings to WisdomTree 16 years of leadership experience involving business management, risk management, corporate law and public company oversight, having served in a range of senior executive roles over the course of his career.

“I am excited to join WisdomTree’s management and operating team and look forward to working with this impressive group as WisdomTree continues to focus on growing its business and solidifying its position as a leader in the rapidly growing ETF industry,” said Mr. Barton.

Prior to TheStreet, Mr. Barton most recently served as General Counsel and Secretary at Martha Stewart Living Omnimedia, Inc., after having served as Executive Vice President of Licensing and Legal Affairs, General Counsel and Secretary at Ziff Davis Media Inc. In connection with his appointment as COO of WisdomTree Investments, Inc., Mr. Barton has resigned his directorship on the WisdomTree Trust Board where he has served as an Independent Trustee and Audit Committee Chairman since its inception in 2006. Mr. Barton earned a B.A., summa cum laude, with a dual major of Political Science and Mathematics, from Claremont McKenna College, and a J.D., magna cum laude, from Harvard Law School.

About WisdomTree

WisdomTree Investments, Inc. is a New York-based exchange-traded fund (“ETF”) sponsor and asset manager. WisdomTree currently offers 49 ETFs across Equities, Currency Income, Fixed Income and Alternatives asset classes. WisdomTree also licenses its indexes to third parties for proprietary products and promotes the use of WisdomTree ETFs in 401(k) plans. WisdomTree currently has approximately $16.9 billion in ETF assets under management.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its wholly owned subsidiaries WisdomTree Asset Management, Inc. and WisdomTree Retirement Services, Inc. WisdomTree Asset Management, Inc. is a registered investment advisor and is the investment advisor to the WisdomTree Trust and the WisdomTree ETFs. The WisdomTree Trust is a registered open-end investment company. Each WisdomTree ETF is a series of the WisdomTree Trust. WisdomTree Retirement Services, Inc. supports the use of the WisdomTree ETFs in retirement plans by financial professionals.

Contact Information:

WisdomTree Investments, Inc.

Stuart Bell / Jessica Zaloom

+1.917.267.3702 / +1.917.267.3735

sbell@wisdomtree.com / jzaloom@wisdomtree.com